                                   EXHIBIT D-3

                      BEFORE THE PUBLIC SERVICE COMMISSION
                                OF WEST VIRGINIA
                                   CHARLESTON



PETITION OF MONONGAHELA POWER
COMPANY AND THE POTOMAC EDISON
COMPANY, DBA ALLEGHENY POWER,
FOR CONSENT AND APPROVAL OF
SERVICE AGREEMENTS AMONG AFFILIATES



                        PETITION FOR CONSENT AND APPROVAL


      NOW COMES Monongahela Power Company and The Potomac Edison Company, doing business as Allegheny Power, the Petitioners herein, and respectfully request the Public Service Commission of West Virginia (Commission) grant its consent and approval for Petitioners to amend and enter into new Service Agreements among its affiliated companies. Specifically, the Petitioners respectfully request the Commission grant its consent and approval, to the extent required by law, under Section 24-2-12 of the West Virginia Code:
1) to amend their existing Service Agreements by and between Monongahela Power Company and Allegheny Power Service Corporation and The Potomac Edison Company and Allegheny Power Service Corporation by deleting the existing
Exhibit 1 to the Service Agreements and replacing it with a revised Exhibit
1. Exhibit 1 describes the services that Allegheny Power Service Company may perform for each of the Petitioners. Such electric Service Agreements were previously approved by this Commission by an order issued September 12, 1994 in Case No. 94-0443-E-PC; and 2) to enter into a new Service Agreement between Monongahela Power Company, The Potomac Edison Company and West Penn Power Company to allow the operating companies to perform certain services for one another and to establish a method of determining allocation of and payment for such services among the three companies. The amendment to the existing Service Agreements is attached as Attachment No. B-1 and the new Service Agreement among the three APS operating companies is attached as Attachment No. B-2.


                                I. The Affiliates

      1. Monongahela Power Company, doing business as Allegheny Power, hereinafter referred to as Monongahela or Petitioner(s), is a public utility corporation organized and existing under the laws of the State of Ohio, provides retail electric service to customers in portions of West Virginia, and has its principal place of business at 1310 Fairmont Avenue, Fairmont, West Virginia 26555-1392. The financial condition of the Petitioner is set forth on Attachment A hereto.



      2. The Potomac Edison Company, doing business as Allegheny Power, hereinafter referred to as Potomac Edison or Petitioner(s), is a public utility corporation organized and existing under the laws of the Commonwealth of Virginia and the State of Maryland, provides retail electric service to customers in portions of West Virginia, and has its principal place of business at 10435 Downsville Pike, Hagerstown, Maryland 21740-1766. The financial condition of the Petitioner is set forth on Attachment A hereto.

      3. West Penn Power Company, doing business as Allegheny Power, hereinafter referred to as West Penn, is a public utility organized and existing under the laws of the State of Pennsylvania, provides retail electric service to customers in portions of Pennsylvania, and has its principal place of business at 800 Cabin Hill Drive, Greensburg, Pennsylvania 15601. West Penn is not regulated by the Public Service Commission of West Virginia since it provides no electric service in West Virginia.

      4. Allegheny Power Service Corporation, hereinafter referred to as APSC, is a corporation organized and existing under the laws of the State of Maryland and has its principal place of business at 800 Cabin Hill Drive, Greensburg, Pennsylvania 15601. APSC is an important part of the APS system. It was created to meet regulatory standards under Public Utility Holding Company Act and provides a cost-effective vehicle for APS companies to maximize the economy available from operating an integrated electric system. APSC provides certain centralized engineering, financial and administrative services to the APS Operating Companies. These services, which would otherwise have to be performed individually by each company, are able to be done more cost efficiently for the three companies together. This provides an economic benefit to Petitioners' West Virginia customers and serves the public interest. Potomac Edison, APSC, Monongahela and West Penn are wholly-owned subsidiaries of Allegheny Power System, Inc. (APS), a Maryland corporation, and are affiliated companies.

      5. Petitioners' operation, as part of an integrated system, provides many benefits to its West Virginia utility customers. For example, Petitioners and West Penn (the "APS Operating Companies") are joint owners of several large power stations located in West Virginia and Pennsylvania and operate their generating and bulk transmission facilities on an integrated basis. This arrangement not only improves the availability and reliability of electric service, it also cuts costs, because the integrated power system operates more efficiently than each company could operate individual power systems.

      6. APSC provides certain services to Petitioners and the other APS Operating Companies under the terms of a Service Agreement dated November 3, 1993 which was approved by the Commission in an order issued September 12, 1994 in Case No. 94-0443-E-PC.

      7. The APS Operating Companies perform consolidated engineering and construction services for each other pursuant to the Commission's Order dated December 31, 1995 granting approval in Case No. 95-0811-E-PC. The Commission has also approved the consolidation of mail payment processing at Hagerstown for Petitioners through its Order dated April 19, 1996 in Case No. 95-0408-E-PC.



                            II. Restructuring of APS

      8. In 1995, APS announced its intention to undertake a restructuring designed to consolidate and reengineer its operations to better meet the competitive challenges of the changing electric utility industry and remain the energy supplier of choice in the future for its customers. On or about January 1, 1996, APSC began to realign its organization to create distinct power generation and energy transmission and distribution groups. As of July 1, 1996, the APS Operating Companies restructured, including the reengineering of processes and the consolidation of functions with services already provided by APSC. In addition, although they have not changed their legal corporate names, nor altered in any manner ownership of capital assets, the APS Operating Companies began doing business under the trade name "Allegheny Power" as of September 1, 1996.

      9. The restructuring is an effort to further control costs, operate more efficiently, and prepare for the anticipated increase in retail and wholesale competition among suppliers of electricity, resulting from passage of the Energy Policy Act of 1992. The restructuring process for the most part should be completed by the end of 1996, although the APS Companies now embrace business process reengineering and continuous improvement as a way of life.

      10. The APS companies expect to realize a number of benefits from restructuring. Beginning in 1996 and continuing into the future, increased efficiencies and synergies are expected to result from the elimination of layers of management and the elimination of previously duplicated functions. The flattening, streamlining and consolidation of functions within the organization will enhance efficiency and communication, which should translate into a reduction in the rate of growth of operating and maintenance expenses thereby minimizing the need for future rate increases.


                 A. Consolidation and Reengineering of Functions

      11. In general, the restructuring is consolidating in APSC certain functions which previously were either performed separately by employees of each of the APS Operating Companies or by employees of the APS Operating Companies along with employees of APSC. APS has been restructured into the following functional units: Operating Business Unit; Retail Marketing; Corporate Affairs; Generation Business Unit; Transmission Business Unit; Planning and Compliance Business Unit; and Corporate Services, which serves the business units. The restructuring did not involve the formation of any new legal entities, nor did it require the writedown of any rate base assets. No capital assets were transferred among companies within APS in connection with the restructuring.

      12. The overall goals of the restructuring have been to realign functions by process and consolidate functions where feasible. The following briefly describes the restructured functions.

             1.  Restructuring of Electric Utility Company Functions

      Most of the functions which were performed exclusively by the APS Operating Companies have been consolidated into three business units: 1) the Operating Business Unit (OBU); 2) Retail Marketing business unit; and
3) Corporate Affairs. The Vice Presidents of these groups all report to a Senior Vice President of APSC, who also holds the title of President of each of the APS Operating Companies. Some of the main goals of the restructuring of these functions include establishing a team-oriented environment, maintaining fewer layers of management, establishing broader job classifications and establishing an integrated work management system to schedule, design, track and finish jobs.


                           a.  Operating Business Unit

      The OBU is administered by one Vice President and ten process directors. Teams of employees will handle various processes from start to finish. The processes covered include: respond to electric service requests, restore service, ensure reliable service, manage the revenue stream, manage resources and respond to customer inquiries. Instead of the 19 divisions comprising the service territory of the APS Operating Companies before restructuring, the service area of the OBU is divided into seven administrative regions which are staffed and served by teams consisting of employees from APSC and employees of the APS Operating Companies. At present, many physical employees, including all of the union work force, remain employees of the APS Operating Companies. The OBU will also include a state-of-the-art Customer Service Center located in Fairmont, West Virginia which will be the "front door" to the new organization and will handle all calls or forward them to members of the appropriate process teams. All non-union OBU employees will become APSC employees by January 1, 1997.


                               b. Retail Marketing

      Retail Marketing functions are performed by a Vice President, three General Managers (residential, industrial and commercial) and their staffs. This business unit is responsible for acquiring and maintaining customers. To the extent legally permissible, this group aggressively markets new products and services to meet customers' needs.


                              c. Corporate Affairs

      The Corporate Affairs functions are handled by three Vice Presidents, one located at each general corporate office and their staffs. These employees will maintain active community and regulatory relations.


                     2.  Restructuring of Bulk Power Supply

      13. The Bulk Power Supply (BPS) section of APSC underwent a process redesign, effective January 1, 1996 which created distinct generation, transmission, and planning and compliance business units and resulted in a reduction in work force of about 170 employees. The restructuring of BPS combined the services that it was already providing to the APS Operating Companies into three functional business units: Generation Business Unit
(GBU), Transmission Business Unit (TBU), and Planning and Compliance Business Unit (P&CBU). These business units are each headed by a Vice President of APSC. The Vice Presidents of the GBU, TBU and P&CBU all report to a Senior Vice President of APSC. Various administrative and other support services will continue to be provided to these business units by other APS departments. In the restructuring of BPS, no new entities were formed and no capital assets were transferred.


                          a.  Generation Business Unit

      The GBU is responsible for ensuring that adequate generation is available to serve native load customers of the APS Operating Companies and other loads served by the GBU by employing their generating facilities and third-party generation obtained through marketing efforts. Its primary responsibilities include ensuring the cost-effective operation and maintenance of the system's generating units and providing the most economic mix of generation from available generating units and off system purchases and sales.


                         b.  Transmission Business Unit

      The TBU is responsible for ensuring that adequate high-voltage network facilities are available and on-line to reliably convey power produced from the power production operations run by, or procured by, the GBU to serve native load and other loads served by these operations. It will also engage in marketing efforts for sales of bundled and unbundled transmission services to nonaffiliates and will be responsible for accommodating requests for transmission service submitted by nonaffiliates who qualify for that service under federal regulations. Finally, the TBU is responsible for maintaining the optimal economic balance on a real-time basis between native customer load and the output of the generation resources supplied by the GBU, as well as managing the emission allowance resources of APS.


                    c.  Planning and Compliance Business Unit

      The P&CBU provides strategic resource planning and engineering analysis of alternate transmission and generation resource options, environmental and regulatory issues management, environmental compliance oversight, research and development, and emerging technology development for the APS system.

                     3.  Restructuring of Corporate Services

      14. The groups in this area provide certain corporate services to the business units and have been restructured in order to supply these services more efficiently. The following is a brief description of major changes to this area resulting from the restructuring.


                                 a.  Accounting

      Historically, functions of the Accounting Department have included general accounting, accounts payable, plant accounting and taxes. These functions were performed individually at three separate locations (Greensburg, Fairmont and Hagerstown) by employees of the APS Operating Companies or employees of APSC. By January 1, 1997, all Accounting employees will be employees of APSC and each of the various accounting functions will be consolidated at one location.

                            b.  Information Services

      Prior to restructuring, this department was divided into four groups:
Applications Development and Support; Technical Information Services and Network Support; EDP Operations; and EDP User Support and Research Development. Information Service is being reorganized into three main groups: 1) Business Solution Team - concentrating on applications acquisition, development, implementation and maintenance; 2) Technical Operations Team - handling infrastructure planning, operation and maintenance; and 3) Customer Support Team -including customer services and support center. Also, six Business Consultants are assigned to the major business units and will handle tasks from all three Information Services groups. There is a customer service presence at all three corporate headquarters, but the other teams are consolidated in Greensburg. As of January 1, 1997 all Information Services employees will be employees of APSC.


                            c.  Financial Management

      Historically, Financial Management has provided the following services: capital management; forecasting of long-term financing;
insurance/risk management; corporate strategic planning and financial planning.

      Major changes implemented by the restructuring include combining four budgeting groups and financial planning into a single financial management group. The consolidation is designed to eliminate duplicate efforts and reduce or eliminate hand-offs. As of January 1, 1997, all Financial Management employees will be APSC employees.


                             d.  Secretary/Treasurer

      This area has historically provided services involving: 1) Corporate secretarial functions, including Board of Director matters, administration of APS Operating Company's indentures, regulatory filings and records and library management; and 2) Treasury functions, such as bank relations, cashier services, cash management (internal funding, cash forecasting and external short-term borrowing and investing), credit and collections, cash and customer bill processing, and long-term financing. These functions were performed individually at all three corporate headquarters by separate employees of the APS Operating Companies.

      The restructuring of this area has produced the following key changes: the Corporate Secretary function is transferred to Legal Services; and Treasury is assuming the risk management function from Financial Management and electronic commerce from Information Services. Treasury continues long-term financings, bank relations and cash management functions and is consolidated in Hagerstown. As of January 1, 1997, all employees in these areas will become APSC employees.


e.  Investor Relations

      As of July 1, 1996, Investor Relations and Public Relations (originally part of the Administrative function at APSC and part of Customer Relations at the APS Operating Companies) were transferred and consolidated to form External Relations, located at Hagerstown. As of October 1, 1996, External Relations was combined with Communications (formerly under the authority of Corporate Affairs) to form Corporate Communications, which is responsible for internal and external communications, including advertising and stockholder publications. Investor Relations remains responsible for maintaining a favorable relationship between APS and the financial community. As of January 1, 1997 all employees in these areas will be APSC employees.


f.  Audit Services

      Historically, this department has performed financial, contracts, and operations/consulting audits. Prior to the restructuring, Audits consisted of four divisions located at the three corporate general office locations. The Audit employees were either employees of one of the APS Operating Companies or employees of APSC. As a result of the restructuring, Audit Services is becoming one department and all Audit employees became APSC employees.


g.  Supply Chain

      The Supply Chain functions include Purchasing, Stores, Fuel Accounting and Accounts Payable. Historically, these functions were performed by separate employees at all three APS Operating Companies. As a result of the restructuring, Purchasing is named Procurement, and the employees performing this function are being organized into Client Service Provider Teams.
Stores is named Materials Management and Distribution, and management of this function has been centralized at Connellsville, Pennsylvania and at Hagerstown. In addition, Accounts Payable is now called Payment Processing and is consolidated in Hagerstown. All Supply Chain employees are currently APSC employees.


h.  Legal Services

      In the past, local legal services were provided to the APS Operating Companies by their own legal staffs, and the APSC legal department handled corporate matters or matters of more generalized interest to APS. As a result of the restructuring, all Legal Services personnel are currently employees of APSC, and the attorneys are available to perform legal work for any APS company.

i.  Regulation and Pricing

       The functions of the Rates department have included: Costing, Pricing Support, Regulatory Management, and Billing. These functions were performed by separate employees at all the individual APS Operating Companies and by employees of APSC. As of January 1, 1997, all of the responsibilities of this department, which is now known as Regulation and Pricing, will be performed entirely by APSC employees. The Costing and Pricing Teams are consolidated in Greensburg, the Financial Analysis Team is consolidated in Hagerstown, and the Fuel and Capital Recovery Team is consolidated in Fairmont.


j.  Human Resources

      Human resources policies for all of APS have traditionally been set by a Human Resources (HR) policy-making department at APSC. These policies were administered by separate HR departments of APSC and at each APS Operating Company; each department was run by one of four HR Directors.
As the result of the restructuring, a single HR Director, with the assistance of a two-person management team, will set and administer human resources policies system-wide. All HR employees are presently APSC employees.


k.  Governmental Affairs

      Prior to the restructuring, the Governmental Affairs function was part of the Legal Services group and was performed locally by employees of the various APS Operating Companies. This function has been removed from Legal Services and its employees now report to a Vice President of Governmental Affairs, a newly created position within APSC.


                         B.  The Effect of Restructuring

      15. As a result of the restructuring, the APS companies expect to provide improved services more efficiently. By reorganizing and eliminating certain processes and consolidating functions, the APS companies expect to perform their functions with approximately 1,200 fewer employees. Some savings from employee reductions will be offset by additional expenses for technology, facilities revisions required by the restructuring and other improvements in operations of the business units.


      16. Except for the union work force and possibly some other employees, the management, engineering, maintenance, legal, accounting, payables and administrative and support functions previously performed by the APS Operating Companies will be supplied, after the realignment, by employees of APSC. By January 1, 1997, all non-union employees of the APS Operating Companies will be employees of APSC. As compared with January 1, 1996, the restructuring of the APS companies is expected to result in the net transfer of approximately 2800 non-union employees from the APS Operating Companies to APSC. The transfer will increase overall employment of APSC and will virtually eliminate non-union employment by the APS Operating Companies.


                              C.  Control Over APSC

      17. A number of factors will ensure that APSC continues to be responsive to the needs of the APS Operating Companies and provides the operating companies with the ability to judge their need for inter-affiliate services and to monitor the quality and value of the services being provided. These factors include the APSC budget process, Securities and Exchange Commission (SEC)-approved work order procedures to track and document the initiation of services, billing and review procedures designed to ensure the accuracy of APSC billings, and internal audit controls designed to ensure the fairness of APSC charges. For example, Audit Services will continue to meet at least twice a year with the Audit Committees of the Boards of Directors of APS, APSC and the APS Operating Companies (which Audit Committees are comprised solely of outside directors) to review audit plans and findings. In addition, the Director, Audit Services will continue to have open and direct access to the Chairmen of the Audit Committees. These procedures will ensure that costs associated with the services performed by APSC on behalf of the APS Operating Companies are properly authorized, allocated and tracked.


                               D.  Cost Allocation

      18. Under existing SEC authority and practice, each of the APS Operating Companies pays to APSC all costs which reasonably can be identified and related to a particular transaction or service performed by APSC on its behalf. These costs are captured in work orders in accordance with the SEC's Uniform System of Accounts for Mutual Service Companies and Subsidiary Service Companies. APSC's current method of allocations will be maintained in the restructured organization.

      APSC maintains a separate record of the expenses for each department. Expenses are reported as departmental expenses, incremental out-of-pocket expenses, or overhead expenses. Department expenses consist of salaries and employee expenses, employee welfare expenses, rents, expenses of training and development of APSC's employees, and all other expenses attributable to, or necessary to the operation of the department. Incremental out-of-pocket expenses are expenses incurred for the direct benefit and convenience of a particular company or group of companies and are charged solely to such company(ies). Overhead expenses include costs of maintaining the corporate existence, such as taxes, outside auditing and legal fees, and other corporate expenses.



            1.  Allocation of Departmental and Out-of-Pocket Expenses

      Departmental and out-of-pocket expenses incurred by APSC are accumulated by specific, identifiable work order numbers and directly billed to the receiving company(ies). APSC will continue to use controls and procedures relating to the existing work order accounting system reviewed by this Commission in past rate cases. These procedures ensure that costs associated with the services performed on behalf of the receiving company are properly authorized, allocated, and tracked. Work orders are established and administered in accordance with the SEC's Uniform System of Accounts for Mutual and Subsidiary Service Companies.

      When a service is rendered for the benefit of two or more companies, the costs are shared by the receiving companies in proportion to the average electric operating revenues of each (exclusive of sales to another APS subsidiary), operating and maintenance expenses (exclusive of fuel, deferred fuel, and purchased power and exchanges), kilowatt hours sold to regular customers (other than to the APS subsidiaries), and total electric plant in service (less revenues for depreciation and amortization), over the three preceding calendar years.


                       2.  Allocation of Overhead Expenses

      Overhead expenses and the cost of services rendered by APSC are distributed among receiving companies in direct proportion to the amount of department expenses charged to or allocated to such companies.

      The foregoing billing principles will remain the basis for APSC's charges to the APS Operating Companies unless and until modified or until new principles are adopted and reported to and/or approved by the Commission.


            E.  Proposed Amendment to the Existing Service Agreement

      19. The services centralized in APSC as a result of the restructuring are a logical extension of the existing services being provided by APSC to reflect changed business conditions and cost reduction opportunities. They do not represent a fundamental change in the essential character of the services previously rendered by APSC. They will be billed in the same Commission approved manner, using existing allocation methods, as other similar services heretofore have been provided by APSC.

      20. To define the new responsibilities and services which will be provided by APSC to Petitioners under the re-organization, it is necessary to amend the Commission-approved November 3, 1993 Service Agreements between Petitioners and APSC and refine Exhibit I to that agreement. Attachment
No. B-1 hereto is the proposed Amendment to Service Agreements covering all three APS Operating Companies with a revised Exhibit I. Revised Exhibit I sets forth the various services which APSC may provide to Petitioners and its affiliates. This amendment will be executed by the parties following receipt of all necessary regulatory approvals. By this petition, the Commission is being requested to approve this proposed Amendment to Service Agreements with its revised Exhibit I to the extent required by West Virginia Code, Section 24-2-12, or other applicable law.


         III.  APS Operating Companies Providing Services to Each Other

      21. One effect of the restructuring is to combine certain services which were previously performed separately by each APS Operating Company.
In order that each operating company may perform services for the others, the APS Operating Companies propose to enter into the form Service Agreement attached hereto as Attachment No. B-2. This Service Agreement will be signed by the parties after receiving all necessary regulatory approvals.

      22. The services listed below are being consolidated and may be performed by one or more of the APS Operating Companies for another of the APS Operating Companies. The Commission has previously approved the consolidation of the engineering and construction services, described below in Section A, in its December 31, 1995 Order granting approval in Case
No. 95-0811-E-PC. The Commission has also approved the consolidation of mail payment processing at Hagerstown, described below as part of Section C, for Potomac Edison and Monongahela in its April 19, 1996 Order granting approval in Case No. 95-0408-E-PC. Accordingly, these functions should not require further Commission approval, we believe, but are listed as part of the functions one operating company may perform for another. To the extent the Commission feels additional approval is necessary for these functions due to a new Service Agreement among the operating companies, we hereby request such approval.


A.  Engineering and Construction Services

      At West Penn's Connellsville Center, the restructuring consolidated certain engineering and construction work that had previously been performed by Petitioners. Also, certain of the work that was previously performed by West Penn was consolidated at Potomac Edison's Bower Avenue location. The APS Operating Companies believe that consolidation of those functions will result in increased efficiency for the entire System.

      1. Materials and supplies--Transmission and distribution materials are being supplied from West Penn's Connellsville storeroom and Potomac Edison's Bower Avenue storeroom to all locations for the three APS Operating Companies.

      2. Distribution transformer/regulator repair--Repair of distribution transformers as well as regulator repairs for all three APS Operating Companies may be consolidated at West Penn's Connellsville Center. Currently, this work is also being performed in Hagerstown.

      3. Oil circuit recloser repair--West Penn's Connellsville center is the central oil circuit recloser (OCR) repair site for Monongahela and West Penn. OCR repairs for Potomac Edison are performed at Hagerstown. Further cost comparison studies will determine whether all of the OCR repairs should be performed at Connellsville.


      4. Rubber goods repair and testing--For all three APS Operating Companies, testing and inspection of rubber goods such as gloves, sleeves and blankets is being consolidated at West Penn's Connellsville location.

      5. Metering--Most meter test activities for the three APS Operating Companies is being consolidated at West Penn's Connellsville location, although some wiring of meter packages for all three operating companies is still performed at Hagerstown.

      6. Other Operations Services - Other operations services which have been consolidated, but are still performed, at least in part, by APS Operating Company employees include: Building Management; Transportation Services; Substation Construction; Substation Maintenance; and
Telecommunications Operations.


B.  Customer Service Center

      As previously noted, a state-of-the-art Customer Service Center will be located in Fairmont, West Virginia and its employees will answer incoming calls to the APS Operating Companies by a toll-free number. At present, its functions may be performed by employees of APSC or by employees of any of the APS Operating Companies. Therefore, the APS Operating Companies may perform services for one another which include responding to customer inquires, initiating new service, dispatching service and line crews in response to power outages, handling credit and collection activities, responding to customer and Public Service Commission complaints, and managing the meter reading and billing activities.


C.  Office Services/Mail Payment

      Currently, employees of one or more of the APS Operating Companies may perform payment processing services for one or more of the other operating companies. In addition, the APS Operating Companies may perform certain office services, including secretarial, typing, mailroom services, duplicating, fleet administration, and other similar services for one another.


                               D.  Cost Allocation

      23. The APS Operating Company performing work for an affiliated operating company will accumulate the actual costs incurred in providing authorized services through the use of specific, identifiable work order numbers or by FERC accounts, and will bill the receiving company based on the amounts accumulated. Employee time sheets will be used to record the amount of time employed in rendering such services. Out-of-pocket expenses which are expended in regard to specific services will also be recorded.

      24. The total cost of a particular service will be the sum of: facilities charges, in order to recover depreciation and return on investment on fixed assets; working capital charges, where appropriate; all labor charges, including related payroll overheads and out-of-pocket expenses; and any related overhead charge associated with out-of-pocket costs. The billing process will be done monthly. In return for services performed by an APS Operating Company, the recipient of the services will pay the Operating Company which performs the service the actual costs incurred by it in providing the service.


                           IV.  Request for Approvals

      25. Petitioners believe that the terms and conditions of the Amendment To Service Agreements with its revised Exhibit I, appended as Attachment No. B-1 hereto, and the new Service Agreement among the APS Operating Companies, included as Attachment No. B-2 hereto, are fair and reasonable, will not grant an undue advantage to any party to the transactions and that approval of these agreements as set forth herein is in the best interests of Petitioners' West Virginia customers. No other electric utility subject to the jurisdiction of this Commission will be affected by the Service Agreements.

      26. Petitioners further represents that no purpose will be served by the giving of formal notice or the conducting of a hearing concerning the approval sought herein and that customers served by Petitioners would be convenienced by the waiving of formal notice and hearing in regard thereto.


      WHEREFORE, pursuant to Section 24-2-12 of the West Virginia Code and to the extent required by law, Petitioners pray that the Commission approve the subject Amendment to Service Agreements among the APS operating companies and APSC, Attachment No. B-1, and a new Service Agreement among the APS operating companies, Attachment No. B-2, as being in the public interest and grant the consent and approval for Petitioners to enter into said Agreements and perform such other acts as are necessary in furtherence thereof.

Dated: October 28, 1996.             MONONGAHELA POWER COMPANY and
                                     THE POTOMAC EDISON COMPANY,
                                     doing business as Allegheny Power



                                     By:     /s/
                                           C. V. Estel, Jr., Vice President



  /s/
Gary A. Jack
Attorney
1310 Fairmont Avenue
Fairmont, WV 26554
(304) 367-3423


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                             VERIFICATION

STATE OF WEST VIRGINIA,
COUNTY OF MARION, TO WIT


        C. V. Estel, Jr., Vice President, Allegheny Power, being duly sworn, says that the facts and allegations therein contained are true, except so far as they are therein stated to be on information, and that, so far as they are therein stated to be on information, he believes them to be true.




                                              /s/
                                           C. V. Estel, Jr.


        Taken, sworn to and subscribed before me this ______ day of __________________________, 1996.




                                   /s/
                                 Notary Public in and for said County


        My commission expires __________________________.